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                                                                     EXHIBIT 5.1

                          [KIRKLAND & ELLIS LETTERHEAD]

                               September 20, 2002

Ziff Davis Holdings Inc.
Ziff Davis Media Inc.
and each of the Guarantors
of the Exchange Notes
28 East 28th Street
New York, NY 10016

         Re:   Registration Statement on Form S-4, Registration No. 333-_____

Ladies and Gentlemen:

         We are issuing this opinion letter in our capacity as special legal counsel to Ziff Davis Holdings Inc., a Delaware corporation ("Holdings"), Ziff Davis Media Inc., a Delaware corporation ("Media"), and each of the other guarantors listed on Schedule A hereto (such guarantors are hereinafter referred to as the "Guarantors" and the Guarantors, together with the Issuer, are hereinafter referred to as the "Registrants"), in connection with the proposed registration by Holdings of 28,526.4 shares of its series E-1 preferred stock, par value $0.01 (the "Series E-1 Stock"), and the proposed registration by Media of $90,333,600 in aggregate principal amount of Media's Senior Subordinated Compounding Notes due 2009, Series B (the "Exchange Notes"), pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") as of the date hereof, under the Securities Act of 1933, as amended (the "Act") (such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement").

         The obligations of Media under the Exchange Notes will be guaranteed by Holdings and the Guarantors (the "Guarantees"). The Exchange Notes, and the Guarantees are to be issued pursuant to the Indenture (as amended and supplemented, the "Indenture"), dated as of August 12, 2002, among Media, the Guarantors and Deutsche Bank Trust Company Americas, as trustee. The Series E-1 Stock is to be issued in exchange for and in replacement of Holdings' outstanding shares of series E redeemable preferred stock, par value $0.01 (the "Series E Stock"), of which 28,526.4 shares are issued and outstanding. The Exchange Notes and the Guarantees are to be issued in exchange for and in replacement of Media's outstanding Senior Subordinated Compounding Notes due 2009 (the "Old Notes"), of which $90,333,600 in aggregate principal amount is outstanding.

         In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Certificates of Incorporation and By-Laws of the Registrants, (ii) minutes and records of the corporate proceedings of the Registrants with respect to the issuance of the Series E-1 Stock, the Exchange Notes and the

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Guarantees, (iii) the Indenture, (iv) the Notations of Guaranty executed by
Holdings and the Guarantors, as contemplated by Section 11.04 of the Indenture,
(v) the Registration Statement, and (vi) the Registration Rights Agreement, dated as of August 12, 2002, by and among the Registrants.

         For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Registrants and the due authorization, execution and delivery of all documents by the parties thereto other than the Registrants. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Registrants and others.

         Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors' rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies and (iv) any laws except the laws of the State of New York, the General Corporation Law of the State of Delaware, and the applicable provisions of the Delaware constitution, and reported judicial decision interpreting these laws, and the federal laws of the United States of America.

         Based upon and subject to the assumptions, qualifications, exclusions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes and Guarantees have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to the holders thereof in exchange for the Old Notes, and (iv) the Series E-1 Stock stock certificate has been duly executed and duly delivered to the holders thereof in exchange for the Series E Stock, the Series E-1 Stock will be fully paid and non-assessable and will be a binding obligation of Holdings and the Exchange Notes and the Guarantees will be validly issued and binding obligations of the Media and the Guarantors and Holdings, respectively.

         We hereby consent to the filing of this opinion with the commission as
Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

         Our advise on every legal issue addressed in this letter is based exclusively on the laws of the State of New York, the General Corporation Law of the State of Delaware, and the applicable provisions of the Delaware constitution, and reported judicial decision interpreting these laws, or the federal law of the United States.

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         This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the States of New York or Delaware or the federal law of the United States be changed by legislative action, judicial decision or otherwise.

         This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

                                          Sincerely,
                                          /s/ Kirkland & Ellis
                                          Kirkland & Ellis

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                                   SCHEDULE A


Ziff Davis Intermediate Holdings Inc.

Ziff Davis Publishing Holdings Inc.

Ziff Davis Development Inc.

Ziff Davis Publishing Inc.

Ziff Davis Internet Inc.